As filed with the Securities and Exchange Commission on August 24, 2010	Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ATHENS BANCSHARES CORPORATION
(exact name of registrant as specified in its charter)

Tennessee	27-0920126

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

106 Washington Avenue, Athens, TN	37303

(Address of Principal Executive Offices)	Zip Code
Athens Bancshares Corporation
2010 Equity Incentive Plan
(Full Title of the Plan)

Copies to:
Jeffrey L. Cunningham	Victor L. Cangelosi
President and Chief Executive Officer	Suzanne A. Walker
Athens Bancshares Corporation	Kilpatrick Stockton LLP
106 Washington Avenue	607 14th Street, NW, Suite 900
Athens, Tennessee 37303	Washington, D.C. 20005
(Name and address of agent for service)	(202) 508-5800

(423) 745-1111
Telephone number, including area code, of agent for service
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act . (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
	Amount	offering price	aggregate	registration
Title of securities to be registered	to be registered(1)	per share	offering price(3)	fee
Common Stock $.01 par Value	388,815 (2)	$11.09	$4,311,958	$307

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Athens Bancshares Corporation 2010 Equity Incentive Plan (the “Equity Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Athens Bancshares Corporation (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)
Represents 277,725 shares which may be issued upon the exercise of options to purchase shares of the Common Stock and 111,090 shares of Common Stock which may be distributed upon the vesting of stock awards under the Equity Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. Represents the closing price for the common stock as reported on August 23, 2010 in accordance with 17 CFR Section 230.457(c) and 230.457(h).

This Registration Statement shall become effective immediately upon filing in accordance with
Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 (Plan Information) and 2 (Registrant Information). The documents containing the information for the Athens Bancshares Corporation 2010 Equity Incentive Plan (the “Equity Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Equity Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed or to be filed by Athens Bancshares Corporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K which includes the consolidated balance sheets of Athens Federal Community Bank and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and cash flows for the years then ended. The Form 10-K was filed with the SEC on March 31, 2010 (File No. 001-34534).
(b) The Corporation’s Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2010 filed with the SEC on May 17, 2010 (File No. 001-34534).
(c) The description of the Registrant’s common stock contained in Registrant’s Form 8-A12B as filed with the SEC on November 9, 2010 (File No. 001-34534).
(d) The Corporation’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on April 6, 2010, May 10, 2010, July 19, 2010 and July 27, 2010.
(e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K or 8-K/A).
Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interests of Named Experts and Counsel
None.
Item 6. Indemnification of Directors and Officers
Article X of the Registrant’s Charter provides:
A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act, as amended (the “TBCA”). If the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended.
Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
In addition, Article XI of the Registrant’s Charter provides:
(A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation’s best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation’s best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.
The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, or (ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the TBCA. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.
(D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, Bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in Article XIII of this Charter, or otherwise.
(E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.
(F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Item 7. Exemption from Registration Claimed
None.
Item 8. Exhibits
The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).
List of Exhibits (filed herewith unless otherwise noted):
4.1	Charter of Athens Bancshares Corporation(1)

4.2	Bylaws of Athens Bancshares Corporation(2)

5.0	Opinion of Kilpatrick Stockton LLP as to the legality of the Common Stock to be issued

23.1	Consent of Kilpatrick Stockton LLP (contained in the Opinion included in Exhibit 5.0)

23.2	Consent of Hazlett, Lewis & Bieter PLLC

24	Power of Attorney (contained on the signature page)

99.1	Athens Bancshares Corporation 2010 Equity Incentive Plan(3)

99.2	Form of Equity Award Agreements

(1)	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on September 17, 2009.

(2)	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on September 17, 2009.

(3)	Incorporated by reference to the Registrant’s Form DEF14A filed with the SEC on June 7, 2010.
Item 9. Undertakings
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liquidity under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant
Pursuant to the requirements of the Securities Act of 1933, Athens Bancshares Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, State of Tennessee, on August 23, 2010.

ATHENS BANCSHARES CORPORATION

By:	/s/ Jeffrey L. Cunningham
Jeffrey L. Cunningham
President, Chief Executive Officer and Director
(Principal executive officer)
KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Jeffrey L. Cunningham) constitutes and appoints Jeffrey L. Cunningham, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey L. Cunningham	President, Chief Executive Officer and Director	August 23, 2010
Jeffrey L. Cunningham	(Principal executive officer)

/s/ Michael R. Hutsell	Vice President, Chief Operating Officer,	August 23, 2010
Michael R. Hutsell	and Chief Financial Officer (Principal financial and accounting officer)

/s/ Dr. James L. Carter, Jr.	Director	August 23, 2010
Dr. James L. Carter, Jr.

/s/ Elaine M. Cathcart	Director	August 23, 2010
Elaine M. Cathcart

/s/ G. Scott Hannah	Director	August 23, 2010
G. Scott Hannah

/s/ G. Timothy Howard	Director	August 23, 2010
G. Timothy Howard

/s/ Lyn B. Thompson	Director	August 23, 2010
Lyn B. Thompson

/s/ Larry D. Wallace	Director	August 23, 2010
Larry D. Wallace

/s/ Darrell Murray	Director	August 23, 2010
Darrell Murray

EXHIBIT INDEX

Sequentially
Numbered
Exhibit No.	Description	Method of Filing	Page Location

4.1	Charter of Athens Bancshares Corporation	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1.

4.2	Bylaws of Athens Bancshares Corporation	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1.

5.0	Opinion of Kilpatrick Stockton LLP	Filed herewith.

23.1	Consent of Kilpatrick Stockton LLP	Included in Exhibit 5.0.

23.2	Consent of Hazlett, Lewis & Bieter PLLC	Filed herewith.

24	Power of Attorney	Located on the signature page.

99.1	Athens Bancshares Corporation 2010 Equity Incentive Plan	Incorporated by reference to the Registrant’s Form DEF14A.

99.2	Form of Equity Award Agreements	Filed herewith.